EXHIBIT 99.1

Contact: Amy C. Chang Vice President, Investor Relations 866.861.3229

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2013 RESULTS

Reports quarterly revenue of $257 million, up 5% year-over-year

Diluted EPS of $0.18 vs. $0.12 in prior year

SAN DIEGO – (October 31, 2013) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s innovator in workforce solutions and staffing services, today announced third quarter 2013 financial results, which were at the high end of the Company’s guidance for revenue and adjusted EBITDA. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2013	% Change Q3 2012	YTD September 30, 2013	% Change YTD September 30, 2012*
Revenue	$257.1	5%	$763.2	8%
Gross profit	$75.7	9%	$223.1	12%
Net income	$8.6	47%	$24.6	166%
Diluted EPS	$0.18	50%	$0.51	155%
Adjusted EBITDA**	$21.5	15%	$64.0	17%

* Percentage change in this column excludes the impact of the discontinued operations associated with the disposal of the Home Healthcare Services segment in January 2012.

** See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	Third quarter net income increased 47% and adjusted EBITDA increased 15% year-over-year

•	On a segment basis, third quarter revenue was up year-over-year by 3% in Nurse and Allied Healthcare Staffing, 11% in Locum Tenens Staffing, and 9% in Physician Permanent Placement Services

•	Third quarter consolidated gross margin of 29.4% was higher year-over-year by 90 basis points

•	Adjusted EBITDA margin in the third quarter of 8.4% reflected a year-over-year improvement of 70 basis points

•	Cash flow from operations in the third quarter was $27 million, reflecting solid earnings performance and a two day reduction in days sales outstanding.

“AMN’s solid execution in the third quarter resulted in year-over-year revenue growth across all business segments, as well as improved gross and adjusted EBITDA margins. The Locum Tenens and Physician Permanent Placement businesses have been executing and performing very well in a strong demand environment. In the Nurse and Allied Staffing businesses, the demand environment has been more moderate due to census, client reaction to reimbursement cuts and uncertainty of the impact of the Affordable Care Act,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “We continue to build our leadership position as the innovator in healthcare workforce solutions through winning new MSP clients, expanding our workforce solutions offerings, and improving our operating model. These strategies will enable us to maximize our growth opportunity by serving our clients in an even more differentiated and efficient way.”

Third Quarter 2013 Results

For the third quarter of 2013, consolidated revenue was $257 million, an increase of 5% from the same quarter last year and 1% sequentially. Third quarter revenue for the Nurse and Allied Healthcare Staffing segment was $171 million, up 3% from the same quarter last year and 1% sequentially. Locum Tenens Staffing segment revenue in the third quarter was $75 million, an increase of 11% from the same quarter last year and 4% sequentially. Third quarter Physician Permanent Placement Services segment revenue was $11 million, an increase of 9% from the same quarter last year and down 2% sequentially.

Third quarter gross margin of 29.4% was higher by 90 basis points than the same quarter last year and higher by 10 basis points sequentially. The year-over-year increase was due to gross margin improvement in the Nurse and Allied Healthcare Staffing and Locum Tenens Staffing segments. The sequential increase was due primarily to gross margin improvement in the Locum Tenens Staffing segment.

SG&A expenses for the third quarter were $56 million, representing 21.6% of revenue, compared to 21.5% of revenue in both the prior year and prior quarter.

Third quarter adjusted EBITDA grew 15% year-over-year to $22 million. Adjusted EBITDA margin of 8.4% represented a 70 basis point increase over prior year and was driven by the improvement in gross margin. Third quarter net income was $9 million and net income per diluted share was $0.18.

As of September 30, 2013, cash and cash equivalents totaled $32 million and total debt outstanding, net of discount, was $149 million, with a leverage ratio of 1.9 to 1. Third quarter cash flow from operations was $27 million and capital expenditures were $1 million.

Business Trends and Outlook

The Company expects the typical fourth quarter seasonal decline, combined with the moderate demand environment in Nurse and Allied Staffing, to result in consolidated revenue of $246 million to $250 million. Gross margin is expected to be relatively steady between 29.0% to 29.5%. SG&A expenses as a percentage of revenue are expected to be approximately 22.0%. Adjusted EBITDA margin is expected to be approximately 8.0%.

About AMN Healthcare

AMN Healthcare is the innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions - including managed services programs and recruitment process outsourcing - enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the largest network of quality clinicians and physicians through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups and many other healthcare settings. For more information, visit www.amnhealthcare.com.

Conference Call on October 31, 2013

AMN Healthcare Services, Inc.’s third quarter 2013 conference call will be held on Thursday, October 31, 2013, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 423-3273 in the U.S. or (612) 332-0923 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on October 31, 2013, and can be accessed until 11:59 p.m. Eastern Time on November 15, 2013, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 304355.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, and (2) adjusted EBITDA margin. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA and adjusted EBITDA margin serve as industry-wide financial measures, and it uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled Supplemental Financial and Operating Data under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding 2013 fourth quarter revenue, gross margin, SG&A expenses and adjusted EBITDA margin, as well as seasonality and the demand environment. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012

Revenue	$257,095	$243,912	$253,943	$763,158	$706,110
Cost of revenue	181,428	174,329	179,530	540,071	506,340

Gross profit	75,667	69,583	74,413	223,087	199,770

	29.4%	28.5%	29.3%	29.2%	28.3%
Operating expenses:
Selling, general and administrative	55,605	52,375	54,551	163,763	149,855
	21.6%	21.5%	21.5%	21.5%	21.2%
Depreciation and amortization	3,317	3,435	3,240	9,847	10,682

Total operating expenses	58,922	55,810	57,791	173,610	160,537

Income from operations	16,745	13,773	16,622	49,477	39,233

Interest expense, net	1,840	3,688	3,130	7,829	22,811

Income from continuing operations before income taxes	14,905	10,085	13,492	41,648	16,422
Income tax expense	6,290	4,227	5,093	17,071	7,192

Income from continuing operations	8,615	5,858	8,399	24,577	9,230

Income from discontinued operations, net of tax	0	0	0	0	823

Net income	$8,615	$5,858	$8,399	$24,577	$10,053

Basic income per common share from:
Continuing operations	$0.19	$0.13	$0.18	$0.53	$0.20
Discontinued operations	0.00	0.00	0.00	0.00	0.02

Net income	$0.19	$0.13	$0.18	$0.53	$0.22

Diluted income per common share from:
Continuing operations	$0.18	$0.12	$0.18	$0.51	$0.20
Discontinued operations	0.00	0.00	0.00	0.00	0.02

Net income	$0.18	$0.12	$0.18	$0.51	$0.22

Weighted average common shares outstanding:
Basic	45,986	40,850	46,039	45,947	40,747

Diluted	47,810	46,897	47,837	47,776	46,512

Other comprehensive loss – foreign currency translation	(84)	(55)	(28)	(19)	(65)

Comprehensive income	$8,531	$5,803	$8,371	$24,558	$9,988

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012
Revenue
Nurse and allied healthcare staffing	$170,955	$166,331	$170,138	$517,858	$478,832
Locum tenens staffing	75,253	67,591	72,708	213,417	198,692
Physician permanent placement services	10,887	9,990	11,097	31,883	28,586

	$257,095	$243,912	$253,943	$763,158	$706,110

Reconciliation of Non-GAAP Items:

Segment operating income(1)
Nurse and allied healthcare staffing	$20,392	$18,785	$20,128	$62,994	$54,306
Locum tenens staffing	7,547	6,298	4,908	17,347	16,805
Physician permanent placement services	2,205	2,201	2,289	6,735	5,797

	30,144	27,284	27,325	87,076	76,908
Unallocated corporate overhead	8,595	8,507	5,985	23,085	22,418

Adjusted EBITDA(2)	21,549	18,777	21,340	63,991	54,490
Adjusted EBITDA margin(3)	8.4%	7.7%	8.4%	8.4%	7.7%

Depreciation and amortization	3,317	3,435	3,240	9,847	10,682
Share-based compensation	1,487	1,569	1,478	4,667	4,575
Interest expense, net	1,840	3,688	3,130	7,829	22,811

Income from continuing operations before income taxes	14,905	10,085	13,492	41,648	16,422
Income tax expense	6,290	4,227	5,093	17,071	7,192

Net income from continuing operations	8,615	5,858	8,399	24,577	9,230

Net income from discontinued operations	0	0	0	0	823

Net income	$8,615	$5,858	$8,399	$24,577	$10,053

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2013	2012	2013	2013	2012
Gross Margin
Nurse and allied healthcare staffing	27.4%	26.5%	27.2%	27.4%	26.5%
Locum tenens staffing	29.3%	28.4%	29.0%	28.8%	27.8%
Physician permanent placement services	62.6%	64.1%	62.7%	62.6%	61.2%

Operating Data:
Nurse and allied healthcare staffing
Average clinicians on assignment (4)	5,771	5,884	5,924	5,970	5,640
Revenue per clinician per day(5)	$321.99	$307.26	$315.61	$317.74	$309.85
Gross profit per clinician per day(5)	$88.12	$81.27	$85.96	$86.93	$82.18

Locum tenens staffing
Days filled (6)	50,993	45,868	50,127	146,477	138,610
Revenue per day filled(6)	$1,475.75	$1,473.60	$1,450.48	$1,457.00	$1,433.46
Gross profit per day filled(6)	$432.73	$418.33	$421.35	$419.51	$398.70

	As of September 30		As of June 30,
	2013	2012	2013
Leverage ratio (7)	1.9	2.6	2.1

(1)

Segment operating income represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization, unallocated corporate overhead, share-based compensation expense, and net income from discontinued operations, net of tax.

(2)

Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization, share-based compensation expense and net income from discontinued operations, net of tax. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)	Average clinicians on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(5)

Revenue per clinician per day and gross profit per clinician per day represent the revenue and gross profit of the Company’s nurse and allied healthcare staffing segment divided by average clinicians on assignment, divided by the number of days in the period presented.

(6)

Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the Company’s locum tenens staffing segment divided by days filled for the period presented.

(7)

Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA for the last twelve months.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30, 2013	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$31,653	$10,519	$5,681
Accounts receivable, net	144,933	149,798	142,510
Accounts receivable, subcontractor	18,869	15,728	18,467
Deferred income taxes, net	17,642	18,683	18,123
Prepaid and other current assets	13,183	15,502	18,963

Total current assets	226,280	210,230	203,744
Restricted cash, cash equivalents and investments	22,039	20,960	18,861
Fixed assets, net	17,405	16,826	14,815
Other assets	23,002	22,536	19,732
Goodwill	123,324	123,324	123,324
Intangible assets, net	132,127	133,708	136,910

Total assets	$544,177	$527,584	$517,386

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	54,842	52,374	52,619
Accrued compensation and benefits	54,220	46,871	49,443
Current portion of notes payable	0	5,000	0
Other current liabilities	6,251	6,924	7,463

Total current liabilities	115,313	111,169	109,525

Notes payable, net of discount	148,616	148,524	158,178
Other long-term liabilities	71,976	69,967	67,572

Total liabilities	335,905	329,660	335,275

Commitments and contingencies

Stockholders’ equity	208,272	197,924	182,111

Total liabilities and stockholders’ equity	$544,177	$527,584	$517,386

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30	September 30,
	2013	2012	2013	2013	2012

Net cash provided by operating activities	$26,577	$11,512	$19,221	$43,099	$42,062

Net cash (used in) provided by investing activities	(503)	(2,103)	(3,142)	(5,800)	4,218

Net cash used in financing activities	(4,856)	(21,029)	(7,471)	(11,308)	(46,354)

Effect of exchange rates on cash	(84)	(55)	(28)	(19)	(65)

Net increase (decrease) in cash and cash equivalents	21,134	(11,675)	8,580	25,972	(139)

Cash and cash equivalents at beginning of period	10,519	15,498	1,939	5,681	3,962

Cash and cash equivalents at end of period	$31,653	$3,823	$10,519	$31,653	$3,823